Exhibit 4.2
Execution Version
FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of December 5, 2023, among Vital Energy, Inc. and formerly known as Laredo Petroleum, Inc. (the “Company”), the Company’s subsidiaries listed on Schedule A hereto (each, a “New Guarantor”), the Company’s subsidiary listed on Schedule B hereto (the “Existing Guarantor”) and Computershare Trust Company, National Association (“Computershare”), as successor trustee (the “Trustee”) to Wells Fargo Bank, National Association under the Indenture referred to below.
W I T N E S S E T H
WHEREAS, the Company, the Existing Guarantors and the Trustee are parties to an indenture dated July 16, 2021 (the “Indenture”), providing for the issuance of 7.75% Senior Notes due 2029 (the “Notes”);
WHEREAS, Section 9.01 of the Indenture provides that, without the consent of any Holders, the Company and the Existing Guarantors, when authorized by a Board Resolution of the Company, and the Trustee, at any time and from time to time, may supplement or amend the Indenture to add a Guarantor or additional obligor under the Indenture or permit any Person to guarantee the Notes and/or obligations under the Indenture;
WHEREAS, each New Guarantor wishes to guarantee the Notes pursuant to the Indenture;
WHEREAS, pursuant to Section 4.12 and Article Ten of the Indenture, the Company, the Existing Guarantors, the New Guarantors and the Trustee have agreed to enter into this First Supplemental Indenture for the purposes stated herein; and
WHEREAS, all things necessary have been done to make this First Supplemental Indenture, when executed and delivered by the Company, the Existing Guarantor and each New Guarantor, the legal, valid and binding agreement of the Company, the Existing Guarantor and each New Guarantor, in accordance with its terms.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, each New Guarantor, the Existing Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
Section 1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
Section 2.Guarantee. Each New Guarantor hereby guarantees, on a senior unsecured basis, to each Holder of a Note and to the Trustee, the obligations of the Company under the Indenture and the Notes pursuant to the terms and conditions of Article Ten of the Indenture (each such guarantee, a “Guarantee”) and such New Guarantor agrees to be bound as a Guarantor under the Indenture as if and to the same extent as such New Guarantor had been a signatory thereto as an Initial Guarantor; provided that the New Guarantor can be released from its Guarantee to the same extent as any other Guarantor under the Indenture.

Section 3.GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 4.Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of this First Supplemental Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this First Supplemental Indenture. Any party delivering an executed counterpart of this First Supplemental Indenture by facsimile or electronic transmission also shall deliver an original executed counterpart of this First Supplemental Indenture, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this First Supplemental Indenture.
Section 5.Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.
Section 6.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, Existing Guarantors and the New Guarantors. The Trustee acknowledges it succeeded to all or substantially all of the corporate trust business of Wells Fargo prior to the date hereof and was qualified and eligible under Article VII of the Indenture at such time.
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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

VITAL ENERGY, INC.

By:	/s/ Mark D. Denny
Name:	Mark D. Denny
Title:	Executive Vice President – General Counsel and Secretary

BITS ENERGY MANAGEMENT LLC

By:	/s/ Mark D. Denny
Name:	Mark D. Denny
Title:	Executive Vice President – General Counsel and Secretary

HPC ENERGY LLC

By:	/s/ Mark D. Denny
Name:	Mark D. Denny
Title:	Executive Vice President – General Counsel and Secretary

BITS ENERGY LP
By: VITAL MIDSTREAM SERVICES LLC, its General Partner

By:	/s/ Mark D. Denny
Name:	Mark D. Denny
Title:	Executive Vice President – General Counsel and Secretary

VITAL MIDSTREAM SERVICES, LLC

By:	/s/ Mark D. Denny
Name:	Mark D. Denny
Title:	Executive Vice President – General Counsel and Secretary
[Signature page to Supplemental Indenture]

COMPUTERSHARE TRUST COMPANY,
NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Scott R. Little
Authorized Signatory
[Signature page to Supplemental Indenture]

Schedule A
New Guarantors
1.BITS Management LLC
2.HPC Energy LLC
3.BITS Energy LP
A-1

Schedule B
Existing Guarantors
1. Vital Midstream, LLC
B-1